Exhibit 10.2
PACTIV CORPORATION
AMENDED AND RESTATED RABBI TRUST AGREEMENT
          The Pactiv Corporation Rabbi Trust, initially adopted November 1, 1999, by Pactiv Corporation, is hereby amended and restated in its entirety as of May 14, 2010 (the “Effective Date”).
PRELIMINARY STATEMENT
          A. The Company established the Pactiv Corporation Rabbi Trust, effective as of November 4, 1999, for the purpose of holding certain assets, subject to the claims of the Company’s creditors in the event of the Company’s Insolvency, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan(s).
          B. At the time the Trust was established, the Company and certain individuals as trustees (collectively, the “Trustees”) entered into a trust agreement to set forth the terms of the Trust (the “Original Agreement”).
          C. Of the four persons initially appointed as Trustees, one, Richard L. Wambold remains as Trustee (the “Existing Trustee”).
          D. The Company and the Existing Trustee desire to (i) amend and restate the Original Agreement, as set forth herein, and (ii) appoint the persons listed on the signature page hereof as additional Trustees.
          E. It is the intention of the parties that this Trust shall not affect the status of the Plan(s) as an unfunded plan(s) maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA.
AGREEMENT
          NOW, THEREFORE, the parties agree that the Trust Agreement is hereby amended and rested in its entirety, as follows:
          1. Certain Definitions. In addition to the other terms defined herein, the following terms shall have the meanings set forth below:
          (a) “Company” means Pactiv Corporation and any successor to Pactiv Corporation pursuant to Section 15 hereof.

          (b) “Change in Control” shall mean the first to occur of the following events (but no event other than the following events), except as otherwise provided below:
          (i) any person and any of their affiliates or associates becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding shares of common stock or then outstanding securities having general voting rights. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur under this section (i) solely because twenty percent (20%) or more of the combined voting power of the Company’s then outstanding shares of common stock or then outstanding securities having general voting rights is acquired by one or more employee benefit plans maintained by the Company; or
          (ii) members of the Incumbent Board cease to constitute a majority of the board of the Company; or
          (iii) the consummation of any plan of merger, consolidation, share exchange, or combination between the Company and any person, including without limitation becoming a subsidiary of any other person, without members of the Incumbent Board, as constituted immediately prior to the merger, consolidation, share exchange, or combination constituting a majority of the board of directors of: (A) the surviving or successor entity, or (B) if the surviving or successor entity is a majority-owned subsidiary of another entity or entities, the ultimate parent company of the surviving or successor entity; or
          (iv) the consummation of any sale, exchange or other disposition of all or substantially all of the Company’s assets without members of the Incumbent Board immediately prior to any sale, exchange or disposition of all or substantially all of the Company’s assets constituting a majority of the board of directors of: (A) the entity which holds such assets after such disposition, or, (B) if such entity is a majority-owned subsidiary of another entity or entities, the ultimate parent company of the successor entity provided, that the Company Board may determine conclusively that any transaction does not constitute a sale, exchange or other disposition of substantially all of the Company’s assets; or

          (v) if any person and any of their affiliates and associates shall elect or have elected, during any period not exceeding 24 months, at least 25% of the members of the Company’s board of directors, without the approval of the Incumbent Board and such members are comprised of persons not serving as members of the Company’s board of directors immediately prior to the formation of such group or the first solicitation of proxies by such shareholder; or
          (vi) the Company’s stockholders approve a plan of complete liquidation and dissolution of the Company.
For purposes of this definition, the terms “person” and “beneficial owner” shall have the meaning set forth in Sections 3(a) and 13(d) of the Securities Exchange Act of 1934, as amended, in the regulations promulgated thereunder. If the Trustees request in writing that the Company determine or furnish evidence to enable the Trustees to determine whether a Change in Control has occurred, the Company shall do so in writing as soon as practicable following receipt of such request.
          (c) “ERISA” means the Employee Retirement Income Security Act of 1974 and any rules and regulations promulgated thereunder.
          (d) “Incumbent Board” shall mean (i) the members of the Company’s board of directors on the Effective Date, to the extent that they continue to serve, and (ii) any individual who becomes a member of the Company’s board of directors after the Effective Date, if his election or nomination for election as a director is approved by a vote of at least three-quarters of the then Incumbent Board.
          (e) “Insolvency” means (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code
          (f) “Obligations” means, at any time, the amount of the Company’s Obligations under the Plans, with Obligations under a defined benefit-type Plan (including the Tenneco Inc. Pilots’ Supplemental Retirement Plan and the Pactiv Corporation Supplement Executive Retirement Plan) determined by their PBO, and defined contribution-type Plans (including the Pactiv Corporation Deferred Compensation Plan) determined by the liability accrued on the Company’s financial statements.
          (g) “Original Agreement” means the Pactiv Corporation Rabbi Trust dated November 2, 1999.
          (h) “PBO” means the projected benefit obligation as determined in accordance with US generally accepted accounting principles.

          (i) “Plan(s)” means those nonqualifed compensation plans and supplemental pension arrangements listed on Appendix A, as such Appendix may be amended from time to time in accordance with the terms hereof.
          (j) “Trust” means the trust created by the Original Agreement, as amended hereby and as may be amended from time to time in accordance with the terms hereof.
          (k) “Trust Agreement” means the Original Agreement, as amended and restated hereby.
          (l) “Trustee(s)” means the person(s) or entity(ies) appointed as Trustee(s) under the terms of the Trust Agreement; except where the context is clear another meaning is intended, the term “Trustees” includes the Existing Trustees.
          2. Establishment of Trust.
          (a) Subject to the rules explicitly set forth herein, the Trust has been established pursuant to the terms of the Original Agreement, and is amended and rested hereby. The Trust is irrevocable.
          (b) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter I, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.
          (c) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan(s) and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the general creditors of the Company and any of the Company’s domestic subsidiaries.
          (d) The Company, in its sole discretion, may at any time, and from time to time, make deposits of common stock of the Company, cash, or other property in trust with the Trustees to augment the principal to be held, administered and disposed of by the Trustees as provided in this Trust Agreement. Except as provided herein, neither the Trustees nor any Plan participant or beneficiary shall have any right to compel additional deposits.

          3. Payments to Plan Participants and their Beneficiaries.
          (a) At least annually, the Company shall deliver to the Trustees a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to the Trustees for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan(s)), and the time of commencement for payment of such amounts. To the extent that any amounts are due to an employee (or beneficiary of an employee) of a subsidiary of the Company, and the subsidiary fails to make such payment, the Company shall do so. Except as otherwise provided herein, if the Company has failed to make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule, the Trustees shall do so. The Company shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan(s) and shall pay amounts withheld to the appropriate taxing authorities.
          (b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan(s) shall be determined by the Company or such party as it shall designate under the Plan(s), and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan(s). Notwithstanding the foregoing, the Trustees may, without direction from the Company, make payments to Plan participants and beneficiaries in such manner and in such amounts as the Trustees shall determine they are entitled to be paid under the Plans (to the extent funded through the Trust) based on the most recent information furnished to the Trustees by the Company and any supplemental information furnished to the Trustees by a participant or beneficiary upon which the Trustees may reasonably rely in making such determination. Notwithstanding any other provision hereof, persons (other than persons covered by the Tenneco Inc. Pilots’ Supplemental Retirement Plan) who were employees of Tenneco Management Company (“TMC”) immediately prior to November 4, 1999, or who are treated as such under the HR Agreement (as defined in the Original Agreement), except such persons who are employed by the Company or a subsidiary of the Company other than TMC immediately after November 4, 1999, though they may be participants in the Plans listed in Appendix A, shall not be entitled to payments under the Trust, and payments shall be available for their benefit Obligations through a separate rabbi trust.
          (c) The Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan(s). The Company shall notify the Trustees of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payment of benefits in accordance with the terms of the Plan(s), the Company shall make the balance of each such payment as it falls due. The Trustees shall notify the Company where principal and earnings are not sufficient.

          (d) The Company shall cause its actuary to determine the Obligations under all of the Plans as of each January 1. To the extent that the value of the assets of the Trust as of the January 1 in question is less than the total Obligations under all of the Plans as so determined, the Company shall contribute additional assets to the Trust with a value equal to the difference. To the extent that the assets of the Trust exceed 110% of the Obligations, the Company may withdraw assets with a value equal to the excess of the value of the Trust’s assets over 110% of such Obligations.
          (e) In the event of a material change the amount of the Obligations (including as the result of the termination or pay-out of a Plan), the Company shall cause its actuary to determine the remaining Obligations under all of the Plans after giving effect to such change. To the extent that the value of the assets of the Trust as of such date is less than the total Obligations under all of the Plans as so determined, the Company shall contribute additional assets to the Trust with a value equal to the difference. To the extent that the assets of the Trust exceed 110% of the Obligations, the Company may withdraw assets with a value equal to the excess of the value of the Trust’s assets over 110% of such Obligations.
          (e) Notwithstanding any other provision hereof, the Trustees may sell Company common stock or other assets in order to provide cash to pay benefits hereunder.
          4. Trustee Responsibility Regarding Payments to Trust Beneficiaries when the Company is Insolvent.
          (a) The Trustees shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent.
          (b) In the event of Insolvency of the Company, the following rules shall apply:
          (1) The Company shall inform the Trustees in writing of the Company’s Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustees that the Company has become Insolvent, the Trustees shall determine whether the Company is Insolvent and, pending such determination, the Trustees shall discontinue payment of benefits to Plan participants or their beneficiaries.
          (2) Unless the Trustees have actual knowledge of the Company’s Insolvency, or have received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustees shall have no duty to inquire whether the Company is Insolvent. The Trustees may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustees and that provides the Trustees with a reasonable basis for making a determination concerning the Company’s solvency.
          (3) If at any time the Trustees have determined that the Company is Insolvent, the Trustees shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plan(s) or otherwise.
          (4) The Trustees shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 4 of this Trust Agreement only after the Trustees have determined that the Company is not Insolvent (or is no longer Insolvent).
          (c) Provided that there are sufficient assets, if the Trustees discontinue the payment of benefits from the Trust pursuant to Section 4(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan(s) for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.
          5. Payments to the Company. Except as provided in Sections 3 or 4 hereof, the Company shall have no right or power to direct the Trustees to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan(s).
          6. Trustee Powers of Investment and Management. The Trustees shall have the following powers with respect to any and all assets at any time held by it and constituting part of the Trust Fund:
          (a) The Trust shall acquire and hold such assets in the Trust determined by the Trustees, which may include shares of the common stock of the Company, as determined by the Company. Following a Change in Control, the Trustees shall invest the Trust assets in such a manner as the Trustees determine appropriate, and in connection therewith may sell any assets, including shares of the common stock of the Company, for cash or other consideration and hold or reinvest the proceeds.
          (b) All rights associated with any stock held in the Trust, including voting rights, shall be exercised by the Trustees or the person designated by the Trustees, and shall in no event be exercisable by or rest with

Plan participants. Voting rights are exercisable by the Trustees in a non-fiduciary capacity without the approval or consent of any person in a fiduciary capacity.
          7. Disposition of Income. During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested as determined by the Trustees.
          8. Accounting by the Trustees. The Trustees shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustees. Within 60 days following the close of each calendar year and within 60 days after the removal or resignation of the Trustees, the Trustees shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash and securities held in the Trust at the end of such year or as of the date of such removal or resignation as the case may be.
          9. Responsibility of the Trustees.
          (a) The Trustees shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustees shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of this Trust and is given in writing by the Company. In the event of a dispute between the Company and a party, the Trustees may apply to a court of competent jurisdiction to resolve the dispute.
          (b) If any Trustee undertakes or defends any claim or litigation (or threatened litigation) arising in connection with this Trust, the Company agrees to indemnify the Trustee against the Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.
          (c) The Trustees may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder.

          (d) The Trustees may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.
          (e) The Trustees shall have, without exclusion, all powers conferred on the Trustees by applicable law, unless expressly provided otherwise herein.
          (f) Notwithstanding any powers granted to the Trustees pursuant to this Trust Agreement or to applicable law, the Trustees shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.
          (g) Any action required to be taken by the Company, or direction given by the Company, shall be by resolution of the Compensation / Nominating / Governance (“C/N/G”) Committee of its board of directors or by written direction of one or more of its president, any vice president or treasurer. The Trustees may rely upon a resolution or direction filed with the Trustees and shall have no responsibility for any action taken by the Trustees in accordance with any such resolution or direction.
          10. Compensation and Expenses of the Trustees. The Company shall pay all reasonable administrative expenses and the Trustees’ fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust. Notwithstanding the foregoing, any individual who is a current employee of the Company who shall be a Trustee shall serve without fee but shall be entitled to reimbursement of expenses.
          11. Trustee Resignation or Removal.
          (a) Any Trustee may resign at any time by written notice to the Company, which shall be effective 30 days after receipt of such notice unless the Company and the Trustee agree otherwise.
          (b) Any Trustee may be removed by the Company on 30 days notice or upon shorter notice acceptable by the Trustee.
          (c) Upon a Change in Control, the Trustees may not be removed by the Company for two years.
          (d) If any Trustee resigns within two years of a Change in Control, as defined herein, the remaining Trustees shall select a successor Trustee in accordance with the provisions of Section 12 hereof prior to the effective date of the Trustee’s resignation.
          (e) For purposes hereof, death or incapacity shall be deemed an immediately effective resignation.

          12. Appointment of Successor.
          (a) If any Trustee resigns or is removed in accordance with Section 11 hereof, the Trustees may appoint any third party as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.
          (b) The successor Trustee need not examine the records and acts of any prior Trustees and may retain or dispose of existing Trust assets, subject to the rules hereof. The successor Trustees shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustees or from any other past event or any condition existing at the time it becomes successor Trustees.
          (c) If all of the then serving Trustees shall resign or be removed, the C/N/G Committee shall appoint a successor Trustee, and until such appointment shall have all powers of the Trustees hereunder.
          13. Amendment or Termination.
          (a) This Trust Agreement, including Appendix A, may be amended by a written instrument executed by the Trustees and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan(s) or shall make the Trust revocable.
          (b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan(s). Upon termination of the Trust, any assets remaining in the Trust shall be returned to the Company.
          (c) Upon written approval of Participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan(s), the Company may terminate this Trust prior to the time all benefit payments under the Plan(s) have been made. All assets in the Trust at termination shall be returned to the Company.
          (d) This Trust Agreement may not be amended by the Company for two years following a Change in Control.

          14. Miscellaneous.
          (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.
          (b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.
          (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.
          15. Corporate Restructuring. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, extraordinary dividend, spin-off, rights offering, share combination, or other change in the corporate structure of the Company affecting its common stock, the Trustees may, in its sole discretion, cause the transfer of all or a portion of the Trust’s assets to a comparable trust maintained by one or more of the resulting corporate entities or otherwise cause such changes in the Trust or its assets as it shall deem appropriate.

          IN WITNESS WHEREOF, the Company and the Trustees have executed this Pactiv Corporation Amended and Restated Rabbi Trust as of the Effective Date.

COMPANY:	PACTIV CORPORATION
	By:	/s/ Michael O. Oliver
		Name:	Michael O. Oliver
		Title:	V.P. & Chief H.R. Officer
EXISTING TRUSTEE:

/s/ Richard L. Wambold
Richard L. Wambold
ADDITIONAL TRUSTEES (APPOINTED HEREBY):

/s/ Michael Aldrich
Michael Aldrich

/s/ Joseph E. Doyle
Joseph E. Doyle

/s/ Gregory A. Hanson
Gregory A. Hanson

/s/ Donald King
Donald King

/s/ Michael O. Oliver
Michael O. Oliver

/s/ Edward T. Walters
Edward T. Walters

APPENDIX A
The Plans
1.	Pactiv Corporation Deferred Compensation Plan.

2.	Tenneco Inc. Pilots’ Supplemental Retirement Plan.

3.	Pactiv Corporation Supplement Executive Retirement Plan, including those addendums such Plan providing for a separate calculation of benefits for certain individuals.